                                                                    Exhibit 99.2

                             Joint Filer Information

Pursuant to General Instruction 4(b)(v) to Form 4, the following reporting persons (the "Filing Persons") are covered by this joint filing:

Rho Capital Partners, Inc.
Rho Capital Partners Verwaltungs GmbH
Rho Management Trust II
Rho Management Ventures IV, LLC
Rho Ventures IV GmbH & Co. Beteiligungs KG
Rho Ventures IV, L.P.
Rho Ventures IV (QP), L.P.
Joshua Ruch
Habib Kairouz

The address for each of Rho Capital Partners, Inc., Rho Management Trust II,
Joshua Ruch and Habib Kairouz is:

152 West 57th Street, 23rd Floor
New York, New York 10019

The address for Rho Capital Partners Verwaltungs GmbH is:

c/o Poellath & Partners
Lilienthalstrasse 7, 85399
Munich-Hallbergmoos, Germany

The address for each of Rho Ventures IV, L.P.; Rho Ventures IV (QP), L.P., Rho
Ventures IV GmbH & Co. Beteiligungs KG and Rho Management Ventures IV, LLC is:

124 Dune Road
Quogue, New York 11959